UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2018

GTJ REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	333-136110	20-5188065
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

60 Hempstead Avenue, West Hempstead, New York 11552

(Address of Principal Executive Office) (Zip Code)

(516) 693-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2018, GTJ REIT, Inc., a Maryland corporation and owner/operator of certain commercial properties located in New York and New Jersey (“GTJ REIT”), encumbered certain properties, with a mortgage loan as described below. Specifically, on March 21, 2018, WU/LH 103 Fairview Park L.L.C., WU/LH 404 Fieldcrest L.L.C., WU/LH 300 American L.L.C. and WU/LH 500 AMERICAN L.L.C., each, a Delaware limited liability company and a subsidiary of GTJ REIT (collectively, the “Borrowers”), entered into a Loan Agreement (the “Loan Agreement”) with The United States Life Insurance Company in the City of New York (the “Lender”). The closing of the financing transaction took place on March 21, 2018 (the “Closing Date”).

The Loan Agreement provides for a secured loan facility in the principal amount of $33 million (the “Loan Facility”). The Loan Facility is a 10-year term loan that requires interest only payments at the rate of 4.25% per annum on the principal balance of the Note (as defined below) for the first five (5) years of the term and principal and interest payments (amortized over a 30 year period) during the second five (5) years of the term. The entire principal balance is due and payable on April 1, 2028, the loan maturity date. Subject to certain conditions, the Borrowers may prepay the outstanding loan amount in whole on or after April 1, 2023, by providing advance notice of prepayment to the Lender and remitting a prepayment premium equal to the greater of 1% of the then outstanding principal amount of the Loan Facility or the then present value of the Note. The Borrowers paid the Lender a one-time application fee in the amount of $50,000 in connection with the Loan Facility. The Borrowers’ obligations to pay the principal, interest and other amounts under the Loan Facility are evidenced by the secured promissory note executed by the Borrowers as of the Closing Date (the “Note”). The Note is secured by certain mortgages encumbering the Borrowers’ properties (a total of 4 properties) located in New York and New Jersey. In the event of default, the initial rate of interest on the Note will increase to the greatest of (i) 18% per annum, (ii) a per annum rate equal to 4% over the prime published rate, or (iii) a per annum rate equal to 5% over the original interest rate, all subject to the applicable state or federal laws. The Note contains other terms and provisions that are customary for instruments of this nature.

In addition, GTJ REIT executed a certain Guaranty Agreement (the “Guaranty Agreement”) in favor of the Lender under which GTJ REIT agreed to guaranty the Borrowers’ obligations under exceptions to the non-recourse provisions in the Loan Agreement.

In addition, GTJ REIT (jointly and severally with the Borrowers) executed a certain Environmental Indemnity Agreement (the “Environmental Indemnity”) in favor of the Lender under which GTJ REIT agreed to indemnify the Lender for losses relating to hazardous materials and violations of environmental law.

The Loan Agreement includes representations, warranties, affirmative and restrictive covenants and other provisions customary for agreements of this nature. The Loan Agreement also includes customary events of default, including, among others, principal and interest payment defaults, breaches of affirmative or negative covenants, judgment defaults, and cross defaults to certain other collateralized loan documents. Upon the occurrence of an event of default, the Lender may avail itself of various customary remedies under the Loan Agreement and other agreements executed in connection therewith or applicable law, including accelerating the Loan Facility and realizing on the real property collateral. The parties also entered into several side agreements and instruments to facilitate the financing transaction.

The Company used a portion of the proceeds from the Loan Facility to repay the remaining balance of a mortgage loan from Genworth Life Insurance Company to the Borrowers.

The foregoing description of the Loan Agreement, the Note, the Guaranty Agreement, the Environmental Indemnity and other agreements and instruments in connection therewith does not purport to be complete and is qualified in its entirety by reference to such agreements and instruments. Copies of the Loan Agreement, the Note, the Guaranty Agreement and the Environmental Indemnity will be included as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018. Such agreements and instruments contain representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to such agreements and instruments and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in such agreements and instruments by disclosures that were made to the other party in connection with the negotiation of such agreements and instruments;

•	may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and

•	were made only as of the date of such agreements and instruments or such other date or dates as may be specified in such agreements and instruments.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTJ REIT, Inc. By: /s/Louis Sheinker Louis Sheinker President and Chief Operating Officer

Date:  March 26, 2018